Filed electronically with the Securities and Exchange Commission on January 24, 2020.

1933 Act File No. 002-36238

1940 Act File No. 811-02021

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	| X |

Pre-Effective Amendment No. ___	|__|
Post-Effective Amendment No. 189	| X |
and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	| X |

Amendment No. 173

DEUTSCHE DWS SECURITIES TRUST (Exact Name of Registrant as Specified in Charter)

875 Third Avenue, New York, NY 10022-6225 (Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 454-4500

John Millette

Vice President and Secretary

Deutsche DWS Securities Trust

One International Place

Boston, MA 02110

(Name and Address of Agent for Service)

Copy to:

John S. Marten

Vedder Price P.C.

222 N. LaSalle Street

Chicago, Illinois 60601

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Post-Effective Amendment No. 187 to the Registration Statement on Form N-1A (File No. 002-36238) (the “Registration Statement”) of Deutsche DWS Securities Trust was filed on September 26, 2019, pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Post-Effective Amendment No. 189 is being filed pursuant to Rule 462(d) under the Securities Act solely for the purpose of filing Exhibit (j)(2) as an additional exhibit to Post-Effective Amendment No. 187 to the Registration Statement. This Post-Effective Amendment No. 189 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 189 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of Part A and Part B of Post-Effective Amendment No. 187 to the Registration Statement are incorporated herein by reference.

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PART C. OTHER INFORMATION

Item 28.	Exhibits

	(a)	(1)	Amended and Restated Declaration of Trust, dated June 2, 2008. (Incorporated by reference to Post-Effective Amendment No. 100 to the Registration Statement, as filed on September 26, 2008.)

		(2)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated January 22, 2009. (Incorporated by reference to Post-Effective Amendment No. 101 to the Registration Statement, as filed on September 28, 2009.)

		(3)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated January 12, 2011. (Incorporated by reference to Post-Effective Amendment No. 106 to the Registration Statement, as filed on February 11, 2011.)

		(4)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated September 9, 2011. (Incorporated by reference to Post-Effective Amendment No. 114 to the Registration Statement, as filed on February 28, 2012.)

		(5)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated May 16, 2012. (Incorporated by reference to Post-Effective Amendment No. 118 to the Registration Statement, as filed on September 27, 2012.)

		(6)	Amendment Statement of Change of Principal Office and Resident Agent to the Declaration of Trust, dated September 7, 2012. (Incorporated by reference to Post-Effective Amendment No. 118 to the Registration Statement, as filed on September 27, 2012.)

		(7)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated September 7, 2012. (Incorporated by reference to Post-Effective Amendment No. 124 to the Registration Statement, as filed on June 14, 2013.)

		(8)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated July 10, 2013. (Incorporated by reference to Post-Effective Amendment No. 127 to the Registration Statement, as filed on September 27, 2013.)

		(9)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated March 7, 2014. (Incorporated by reference to Post-Effective Amendment No. 152 to the Registration Statement, as filed on September 28, 2015.)

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(10)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated May 14, 2014. (Incorporated by reference to Post-Effective Amendment No. 136 to the Registration Statement, as filed on May 30, 2014.)

(11)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated May 14, 2014. (Incorporated by reference to Post-Effective Amendment No. 152 to the Registration Statement, as filed on September 28, 2015.)

(12)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated May 14, 2014. (Incorporated by reference to Post-Effective Amendment No. 138 to the Registration Statement, as filed on August 1, 2014.)

(13)	Amendment of Amended and Restated Declaration of Trust, dated July 9, 2014. (Incorporated by reference to Post-Effective Amendment No. 138 to the Registration Statement, as filed on August 1, 2014.)

(14)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated July 9, 2014. (Incorporated by reference to Post-Effective Amendment No. 138 to the Registration Statement, as filed on August 1, 2014.)

(15)

Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated July 9, 2014. (Incorporated by reference to Post-Effective Amendment No. 139 to the Registration Statement, as filed on August 22, 2014.)

(16)

Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated November 14, 2014. (Incorporated by reference to Post-Effective Amendment No. 144 to the Registration Statement, as filed on December 30, 2014.)

(17)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated February 12, 2016. (Incorporated by reference to Post-Effective Amendment No. 156 to the Registration Statement, as filed on February 26, 2016.)

(18)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated September 21, 2016. (Incorporated by reference to Post-Effective Amendment No. 164 to the Registration Statement, as filed on October 31, 2016.)

(19)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated December 2, 2016. (Incorporated by reference to Post-Effective Amendment No. 167 to the Registration Statement, as filed on January 18, 2017.)

(20)	Amendment, Statement of Change of Principal Office, dated February 9, 2018. (Incorporated by reference to Post-Effective Amendment No. 176 to the Registration Statement, as filed on February 28, 2018.)
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	(21)	Amendment of Amended and Restated Declaration of Trust, dated May 16, 2018. (Incorporated by reference to Post-Effective Amendment No. 180 to the Registration Statement, as filed on September 27, 2018.)

	(22)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated May 16, 2018. (Incorporated by reference to Post-Effective Amendment No. 180 to the Registration Statement, as filed on September 27, 2018.)

	(23)	Amended and Restated Establishment and Designation of Series and Classes of Shares of Beneficial Interest, With $0.01 Par Value, dated September 18, 2019. (Incorporated by reference to Post-Effective Amendment No. 187 to the Registration Statement, as filed on September 26, 2019.)

(b)		Amended and Restated Bylaws, dated December 1, 2015. (Incorporated by reference to Post-Effective Amendment No. 156 to the Registration Statement, as filed on February 26, 2016.)

(c)		Instruments defining the rights of shareholders, including the relevant portions of: the Amended and Restated Declaration of Trust, dated June 2, 2008, as amended through September 18, 2019 (see Section 5.2) and the Amended and Restated Bylaws, dated December 1, 2015 (see Article 9). (Incorporated by reference to exhibits (a)(1) through (a)(23) and exhibit (b) to this Registration Statement.)

(d)	(1)	Amended and Restated Investment Management Agreement between the Registrant, on behalf of DWS Health and Wellness Fund (dated June 1, 2006) and DWS Investment Management Americas, Inc.; and between the Registrant, on behalf of DWS Science and Technology Fund (dated March 1, 2011) and DWS Investment Management Americas, Inc.; and between the Registrant, on behalf of DWS Communications Fund and DWS RREEF Real Estate Securities Fund (dated April 29, 2011), and DWS Investment Management Americas, Inc.; and between the Registrant, on behalf of DWS RREEF Global Real Estate Securities Fund (dated April 29, 2011, as amended May 1, 2017), and DWS Investment Management Americas, Inc.; and between the Registrant, on behalf of DWS Enhanced Commodity Strategy Fund (dated April 29, 2011, as amended October 1, 2011, October 1, 2016, October 1, 2017 and October 1, 2018), and DWS Investment Management Americas, Inc. (Incorporated by reference to Post-Effective Amendment No. 180 to the Registration Statement, as filed on September 27, 2018.)

(2)

Investment Management Agreement between the Registrant, on behalf of DWS RREEF MLP & Energy Infrastructure Fund, and DWS Investment Management Americas, Inc. dated January 27, 2015, and revised as of December 1, 2018. (Incorporated by reference to Post-Effective Amendment No. 182 to the Registration Statement, as filed on December 28, 2018.)

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	(3)	Amended and Restated Sub-advisory Agreement between DWS Investment Management Americas, Inc. and RREEF America L.L.C., relating to DWS RREEF Global Real Estate Securities Fund, dated October 1, 2019. (Incorporated by reference to Post-Effective Amendment No. 187 to the Registration Statement, as filed on September 26, 2019.)

	(4)	Sub-advisory Agreement between Deutsche Investment Management Americas Inc. (now known as DWS Investment Management Americas, Inc.) and RREEF America L.L.C., relating to DWS RREEF Real Estate Securities Fund, dated April 29, 2011. (Incorporated by reference to Post-Effective Amendment No. 114 to the Registration Statement, as filed on February 28, 2012.)

	(5)	Sub-advisory Agreement between Deutsche Investment Management Americas Inc. (now known as DWS Investment Management Americas, Inc.) and RREEF America L.L.C., relating to Deutsche MLP & Energy Infrastructure Fund (now known as DWS RREEF MLP & Energy Infrastructure Fund), dated January 27, 2015. (Incorporated by reference to Post-Effective Amendment No. 146 to the Registration Statement, as filed on January 23, 2015.)

	(6)	Sub-Subadvisory Agreement between RREEF America L.L.C. and Deutsche Alternative Asset Management (Global) Limited (now known as DWS Alternatives Global Limited), relating to DWS RREEF Global Real Estate Securities Fund, dated April 29, 2011. (Incorporated by reference to Post-Effective Amendment No. 114 to the Registration Statement, as filed on February 28, 2012.)

	(7)	Amended Sub-Subadvisory Agreement between RREEF America L.L.C. and Deutsche Investments Australia Limited (now known as DWS Investments Australia Limited), relating to DWS RREEF Global Real Estate Securities Fund, dated May 27, 2013. (Incorporated by reference to Post-Effective Amendment No. 124 to the Registration Statement, as filed on June 14, 2013.)

(e)	(1)	Master Distribution Agreement between the Registrant and DWS Investments Distributors, Inc. (now known as DWS Distributors, Inc.), dated January 13, 2010. (Incorporated by reference to Post-Effective Amendment No. 105 to the Registration Statement, as filed on December 16, 2010.)

	(2)	Appendix A, as amended July 2, 2018, to Master Distribution Agreement dated January 13, 2010. (Incorporated by reference to Post-Effective Amendment No. 180 to the Registration Statement, as filed on September 27, 2018.)

	(3)	Form of Selling Group Agreement. (Incorporated by reference to Post-Effective Amendment No. 180 to the Registration Statement, as filed on September 27, 2018.)

(f)		Not applicable.

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(g)	(1)	Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated November 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 101 to the Registration Statement, as filed on September 28, 2009.)

	(2)	Amendment, effective as of January 20, 2017, to the Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated November 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 171 to the Registration Statement, as filed on March 30, 2017.)

	(3)	Appendix A, effective as of July 2, 2018, to the Master Custodian Agreement between the Registrant and State Street Bank and Trust Company, dated November 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 180 to the Registration Statement, as filed on September 27, 2018.)

	(4)	Amended and Restated Master Custodian Agreement between the Registrant and Brown Brothers Harriman & Co., dated October 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 101 to the Registration Statement, as filed on September 28, 2009.)

	(5)	Amendment, dated February 17, 2009, to the Amended and Restated Master Custodian Agreement between the Registrant and Brown Brothers Harriman & Co., dated October 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 103 to the Registration Statement, as filed on August 2, 2010.)

	(6)	Amendment, dated as of June 12, 2012, to the Amended and Restated Master Custodian Agreement between the Registrant and Brown Brothers Harriman & Co., dated October 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 124 to the Registration Statement, as filed on June 14, 2013.)

	(7)	Appendix I, effective November 1, 2012, to the Amendment, dated June 12, 2012, to the Amended and Restated Master Custodian Agreement between the Registrant and Brown Brothers Harriman & Co., dated October 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 124 to the Registration Statement, as filed on June 14, 2013.)

	(8)	Third Amendment, dated January 6, 2015, to the Amended and Restated Master Custodian Agreement between the Registrant and Brown Brothers Harriman & Co., dated October 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 146 to the Registration Statement, as filed on January 23, 2015.)

	(9)	Fourth Amendment, dated September 11, 2015, to the Amended and Restated Master Custodian Agreement between the Registrant and Brown Brothers Harriman & Co., dated October 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 154 to the Registration Statement, as filed on October 28, 2015.)

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	(10)	Amendment, effective August 27, 2018, to the Amended and Restated Master Custodian Agreement between the Registrant and Brown Brothers Harriman & Co., dated October 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 180 to the Registration Statement, as filed on September 27, 2018.)

	(11)	Appendix A, dated as of December 14, 2018, to the Amended and Restated Master Custodian Agreement between the Registrant and Brown Brothers Harriman & Co., dated October 17, 2008. (Incorporated by reference to Post-Effective Amendment No. 183 to the Registration Statement, as filed on February 27, 2019.)

(h)	(1)	Agency Agreement between the Registrant and DWS Scudder Investments Service Company (now known as DWS Service Company), dated April 1, 2007. (Incorporated by reference to Post-Effective Amendment No. 96 to the Registration Statement, as filed on August 31, 2007.)

	(2)	Amendment No. 1, made as of July 13, 2016, to the Agency Agreement dated April 1, 2007. (Incorporated by reference to Post-Effective Amendment No. 162 to the Registration Statement, as filed on September 28, 2016.)

	(3)	Amended & Restated Shareholder Services Agreement for Class A, Class C and Class R Shares, between the Registrant and DeAWM Distributors, Inc. (now known as DWS Distributors, Inc.), dated February 12, 2016. (Incorporated by reference to Post-Effective Amendment No. 158 to the Registration Statement, as filed on April 28, 2016.)

	(4)	Amended and Restated Administrative Services Agreement between the Registrant, on behalf of Deutsche Communications Fund (now known as DWS Communications Fund), Deutsche Enhanced Commodity Strategy Fund (now known as DWS Enhanced Commodity Strategy Fund), Deutsche Global Real Estate Securities Fund (now known as DWS RREEF Global Real Estate Securities Fund), Deutsche Health and Wellness Fund (now known as DWS Health and Wellness Fund), Deutsche Real Estate Securities Fund (now known as DWS RREEF Real Estate Securities Fund), and Deutsche Science and Technology Fund (now known as DWS Science and Technology Fund), and Deutsche Investment Management Americas Inc. (now known as DWS Investment Management Americas, Inc.) dated May 16, 2018. (Incorporated by reference to Post-Effective Amendment No. 180 to the Registration Statement, as filed on September 27, 2018.)

	(5)	Amended and Restated Administrative Services Agreement between the Registrant, on behalf of Deutsche MLP & Energy Infrastructure Fund (now known as DWS RREEF MLP & Energy Infrastructure Fund), and Deutsche Investment Management Americas Inc. (now known as DWS Investment Management Americas, Inc.) dated May 16, 2018. (Incorporated by reference to Post-Effective Amendment No. 182 to the Registration Statement, as filed on December 28, 2018.)

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(6)	Sub-Administration and Sub-Accounting Agreement among State Street Bank and Trust Company and Deutsche Investment Management Americas Inc. (now known as DWS Investment Management Americas, Inc.), Scudder Fund Accounting Corporation, and Investment Company Capital Corp. dated April 1, 2003. (Incorporated by reference to Post-Effective Amendment No. 150 to the Registration Statement, as filed on April 29, 2015.)

(7)	Amendment, effective as of January 20, 2017, to the Sub-Administration and Sub-Accounting Agreement dated April 1, 2003. (Incorporated by reference to Post-Effective Amendment No. 174 to the Registration Statement, as filed on September 28, 2017.)

(8)	Amendment, effective as of June 29, 2018, to the Sub-Administration and Sub-Accounting Agreement dated April 1, 2003. (Incorporated by reference to Post-Effective Amendment No. 180 to the Registration Statement, as filed on September 27, 2018.)

(9)	Schedule A, dated as of December 20, 2018, to the Sub-Administration and Sub-Accounting Agreement dated April 1, 2003. (Incorporated by reference to Post-Effective Amendment No. 187 to the Registration Statement, as filed on September 26, 2019.)

(10)	Securities Lending and Services Agreement between DWS Market Trust (now known as Deutsche DWS Market Trust) and State Street Bank and Trust Company, dated July 10, 2013. (Incorporated by reference to Post-Effective Amendment No. 152 to the Registration Statement, as filed on September 28, 2015.)

(11)	First Amendment to Securities Lending and Services Agreement between DWS Market Trust (now known as Deutsche DWS Market Trust) and State Street Bank and Trust Company, dated April 1, 2014. (Incorporated by reference to Post-Effective Amendment No. 152 to the Registration Statement, as filed on September 28, 2015.)

(12)	Second Amendment to Securities Lending and Services Agreement among Deutsche Market Trust (now known as Deutsche DWS Market Trust), Deutsche Securities Trust (now known as Deutsche DWS Securities Trust) and State Street Bank and Trust Company, dated February 4, 2015. (Incorporated by reference to Post-Effective Amendment No. 152 to the Registration Statement, as filed on September 28, 2015.)

(13)	Third Amendment to Securities Lending and Services Agreement among Deutsche Market Trust (now known as Deutsche DWS Market Trust), Deutsche Securities Trust (now known as Deutsche DWS Securities Trust) and State Street Bank and Trust Company, dated as of August 19, 2016. (Incorporated by reference to Post-Effective Amendment No. 176 to the Registration Statement, as filed on February 28, 2018.)

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	(14)	Fourth Amendment to Securities Lending and Services Agreement among Deutsche Market Trust (now known as Deutsche DWS Market Trust), Deutsche Securities Trust (now known as Deutsche DWS Securities Trust) and State Street Bank and Trust Company, dated as of February 1, 2018. (Incorporated by reference to Post-Effective Amendment No. 176 to the Registration Statement, as filed on February 28, 2018.)

	(15)	Fifth Amendment to Securities Lending and Services Agreement between Deutsche Securities Trust (now known as Deutsche DWS Securities Trust) and State Street Bank and Trust Company, dated as of February 9, 2018. (Incorporated by reference to Post-Effective Amendment No. 176 to the Registration Statement, as filed on February 28, 2018.)

	(16)	Delegation Agreement between the Registrant, on behalf of DWS Enhanced Commodity Strategy Fund, and Deutsche Investment Management Americas Inc. (now known as DWS Investment Management Americas, Inc.), dated December 31, 2012. (Incorporated by reference to Post-Effective Amendment No. 120 to the Registration Statement, as filed on February 28, 2013.)

	(17)	Form of Mutual Fund Rule 22c-2 Information Sharing Agreement among the Registrant, DWS Distributors, Inc. and certain financial intermediaries. (Incorporated by reference to Post-Effective Amendment No. 187 to the Registration Statement, as filed on September 26, 2019.)

	(18)	Form of Expense Limitation Agreement, dated October 1, 2007, between the Registrant and Deutsche Investment Management Americas Inc. (now known as DWS Investment Management Americas, Inc.). (Incorporated by reference to Post-Effective Amendment No. 187 to the Registration Statement, as filed on September 26, 2019.)

(i)	(1)	Legal Opinion and Consent of Counsel with respect to Scudder Health Care Fund (now known as DWS Health and Wellness Fund). (Incorporated by reference to Post-Effective Amendment No. 77 to the Registration Statement, as filed on September 28, 2001.)

	(2)	Legal Opinion and Consent of Counsel with respect to DWS Technology Fund (now known as DWS Science and Technology Fund). (Incorporated by reference to Post-Effective Amendment No. 107 to the Registration Statement, as filed on February 28, 2011.)

	(3)	Legal Opinion and Consent of Counsel with respect to DWS RREEF Global Real Estate Securities Fund, DWS Communications Fund, DWS RREEF Real Estate Securities Fund and DWS Enhanced Commodity Strategy Fund. (Incorporated by reference to Post-Effective Amendment No. 109 to the Registration Statement, as filed on April 29, 2011.)

	(4)	Legal Opinion and Consent of Counsel with respect to Class R6 shares of Deutsche Real Estate Securities Fund (now known as DWS RREEF Real Estate Securities Fund). (Incorporated by reference to Post-Effective Amendment No. 139 to the Registration Statement, as filed on August 22, 2014.)

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	(5)	Legal Opinion and Consent of Counsel with respect to Deutsche MLP & Energy Infrastructure Fund (now known as DWS RREEF MLP & Energy Infrastructure Fund). (Incorporated by reference to Post-Effective Amendment No. 146 to the Registration Statement, as filed on January 23, 2015.)

	(6)	Legal Opinion and Consent of Counsel with respect to Class R6 shares of Deutsche Enhanced Commodity Strategy Fund (now known as DWS Enhanced Commodity Strategy Fund). (Incorporated by reference to Post-Effective Amendment No. 160 to the Registration Statement, as filed on May 27, 2016.)

	(7)	Legal Opinion and Consent of Counsel with respect to Class R6 shares of Deutsche Global Real Estate Securities Fund (now known as DWS RREEF Global Real Estate Securities Fund). (Incorporated by reference to Post-Effective Amendment No. 164 to the Registration Statement, as filed on October 31, 2016.)

	(8)	Legal Opinion and Consent of Counsel with respect to Class T shares of Deutsche Science and Technology Fund (now known as DWS Science and Technology Fund). (Incorporated by reference to Post-Effective Amendment No. 168 to the Registration Statement, as filed on January 31, 2017.)

	(9)	Legal Opinion and Consent of Counsel with respect to Class T shares of Deutsche Enhanced Commodity Strategy Fund (now known as DWS Enhanced Commodity Strategy Fund), Deutsche Health and Wellness Fund (now known as DWS Health and Wellness Fund), Deutsche Communications Fund (now known as DWS Communications Fund), Deutsche Real Estate Securities Fund (now known as DWS RREEF Real Estate Securities Fund), and Deutsche Global Real Estate Securities Fund (now known as DWS RREEF Global Real Estate Securities Fund). (Incorporated by reference to Post-Effective Amendment No. 171 to the Registration Statement, as filed on March 30, 2017.)

(j)	(1)	Consent of Independent Registered Public Accounting Firm. (Incorporated by reference to Post-Effective Amendment No. 187 to the Registration Statement, as filed on September 26, 2019.)

	(2)	Consent of Independent Registered Public Accounting Firm. (Filed herein.)

(k)		Not applicable.

(l)		Not applicable.

(m)	(1)	Rule 12b-1 Plan for Scudder Health Care Fund (now known as DWS Health and Wellness Fund) – Class A shares, dated December 29, 2000. (Incorporated by reference to Post-Effective Amendment No. 76 to the Registration Statement, as filed on December 28, 2000.)

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(2)	Rule 12b-1 Plan for Deutsche Health and Wellness Fund (now known as DWS Health and Wellness Fund) – Class T shares, dated December 2, 2016. (Incorporated by reference to Post-Effective Amendment No. 171 to the Registration Statement, as filed on March 30, 2017.)

(3)	Amended and Restated Rule 12b-1 Plan for Deutsche Health and Wellness Fund (now known as DWS Health and Wellness Fund) – Class C shares, dated February 10, 2017. (Incorporated by reference to Post-Effective Amendment No. 170 to the Registration Statement, as filed on March 15, 2017.)

(4)	Rule 12b-1 Plan for DWS Technology Fund (now known as DWS Science and Technology Fund) – Class A shares, dated February 1, 2011. (Incorporated by reference to Post-Effective Amendment No. 107 to the Registration Statement, as filed on February 28, 2011.)

(5)	Rule 12b-1 Plan for Deutsche Science and Technology Fund (now known as DWS Science and Technology Fund) – Class T shares, dated December 2, 2016. (Incorporated by reference to Post-Effective Amendment No. 168 to the Registration Statement, as filed on January 31, 2017.)

(6)	Amended and Restated Rule 12b-1 Plan for Deutsche Science and Technology Fund (now known as DWS Science and Technology Fund) – Class C shares, dated February 10, 2017. (Incorporated by reference to Post-Effective Amendment No. 170 to the Registration Statement, as filed on March 15, 2017.)

(7)	Rule 12b-1 Plan for DWS Communications Fund – Class A shares, dated April 29, 2011. (Incorporated by reference to Post-Effective Amendment No. 109 to the Registration Statement, as filed on April 29, 2011.)

(8)	Rule 12b-1 Plan for Deutsche Communications Fund (now known as DWS Communications Fund) – Class T shares, dated December 2, 2016. (Incorporated by reference to Post-Effective Amendment No. 171 to the Registration Statement, as filed on March 30, 2017.)

(9)	Amended and Restated Rule 12b-1 Plan for Deutsche Communications Fund (now known as DWS Communications Fund) – Class C shares, dated February 10, 2017. (Incorporated by reference to Post-Effective Amendment No. 170 to the Registration Statement, as filed on March 15, 2017.)

(10)	Rule 12b-1 Plan for DWS Enhanced Commodity Strategy Fund – Class A shares, dated April 29, 2011. (Incorporated by reference to Post-Effective Amendment No. 109 to the Registration Statement, as filed on April 29, 2011.)

(11)	Rule 12b-1 Plan for Deutsche Enhanced Commodity Strategy Fund (now known as DWS Enhanced Commodity Strategy Fund) – Class T shares, dated December 2, 2016. (Incorporated by reference to Post-Effective Amendment No. 171 to the Registration Statement, as filed on March 30, 2017.)

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(12)	Amended and Restated Rule 12b-1 Plan for Deutsche Enhanced Commodity Strategy Fund (now known as DWS Enhanced Commodity Strategy Fund) – Class C shares, dated February 10, 2017. (Incorporated by reference to Post-Effective Amendment No. 170 to the Registration Statement, as filed on March 15, 2017.)

(13)	Rule 12b-1 Plan for DWS RREEF Global Real Estate Securities Fund – Class A shares, dated April 29, 2011. (Incorporated by reference to Post-Effective Amendment No. 109 to the Registration Statement, as filed on April 29, 2011.)

(14)	Rule 12b-1 Plan for Deutsche Global Real Estate Securities Fund (now known as DWS RREEF Global Real Estate Securities Fund) – Class T shares, dated December 2, 2016. (Incorporated by reference to Post-Effective Amendment No. 171 to the Registration Statement, as filed on March 30, 2017.)

(15)	Amended and Restated Rule 12b-1 Plan for Deutsche Global Real Estate Securities Fund (now known as DWS RREEF Global Real Estate Securities Fund) – Class C shares, dated February 10, 2017. (Incorporated by reference to Post-Effective Amendment No. 170 to the Registration Statement, as filed on March 15, 2017.)

(16)	Rule 12b-1 Plan for DWS RREEF Real Estate Securities Fund – Class A shares, dated April 29, 2011. (Incorporated by reference to Post-Effective Amendment No. 109 to the Registration Statement, as filed on April 29, 2011.)

(17)	Rule 12b-1 Plan for Deutsche Real Estate Securities Fund (now known as DWS RREEF Real Estate Securities Fund) – Class T shares, dated December 2, 2016. (Incorporated by reference to Post-Effective Amendment No. 171 to the Registration Statement, as filed on March 30, 2017.)

(18)	Amended and Restated Rule 12b-1 Plan for Deutsche Real Estate Securities Fund (now known as DWS RREEF Real Estate Securities Fund) – Class C shares, dated February 10, 2017. (Incorporated by reference to Post-Effective Amendment No. 170 to the Registration Statement, as filed on March 15, 2017.)

(19)	Amended and Restated Rule 12b-1 Plan for Deutsche Real Estate Securities Fund (now known as DWS RREEF Real Estate Securities Fund) – Class R shares, dated February 10, 2017. (Incorporated by reference to Post-Effective Amendment No. 170 to the Registration Statement, as filed on March 15, 2017.)

(20)	Rule 12b-1 Plan for Deutsche MLP & Energy Infrastructure Fund (now known as DWS RREEF MLP & Energy Infrastructure Fund) – Class A shares, dated January 27, 2015. (Incorporated by reference to Post-Effective Amendment No. 146 to the Registration Statement, as filed on January 23, 2015.)

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	(21)	Amended and Restated Rule 12b-1 Plan for Deutsche MLP & Energy Infrastructure Fund (now known as DWS RREEF MLP & Energy Infrastructure Fund) – Class C shares, dated February 10, 2017. (Incorporated by reference to Post-Effective Amendment No. 170 to the Registration Statement, as filed on March 15, 2017.)

(n)		Amended and Restated Multi-Distribution System Plan pursuant to Rule 18f-3, dated August 10, 2018. (Incorporated by reference to Post-Effective Amendment No. 180 to the Registration Statement, as filed on September 27, 2018.)

(o)		Reserved.

(p)	(1)	Code of Ethics - DWS – U.S., dated September 10, 2019. (Incorporated by reference to Post-Effective Amendment No. 187 to the Registration Statement, as filed on September 26, 2019.)

	(2)	DWS Funds and Germany Funds Code of Ethics, dated June 19, 2019. (Incorporated by reference to Post-Effective Amendment No. 187 to the Registration Statement, as filed on September 26, 2019.)

	(3)	Code of Ethics - DWS – (ex U.S.), dated September 10, 2019. (Incorporated by reference to Post-Effective Amendment No. 187 to the Registration Statement, as filed on September 26, 2019.)

Item 29.	Persons Controlled by or under Common Control with the Fund

None.

Item 30.	Indemnification

Article IV of the Registrant’s Amended and Restated Declaration of Trust (Exhibit (a)(1)) hereto, which is incorporated herein by reference) (the “Declaration of Trust”) provides in effect that the Registrant will indemnify its officers and trustees under certain circumstances. However, in accordance with Sections 17(h) and 17(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and its own terms, said Article of the Declaration of Trust does not protect the Registrant’s officers and trustees against any liability to the Registrant or its shareholders to which such officer or trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Each of the trustees who is not an “interested person” (as defined under the 1940 Act) of the Registrant (a “Non-interested Trustee”) has entered into an indemnification agreement with the Registrant, which agreement provides that the Registrant shall indemnify the Non-interested Trustee against certain liabilities which such Non-interested Trustee may incur while acting in the capacity as a trustee, officer or employee of the Registrant to the fullest extent permitted by law, now or in the future, and requires indemnification and advancement of expenses unless prohibited by law. The indemnification agreement cannot be altered without the consent of the Non-interested Trustee and is not affected by amendment of the Declaration of Trust. In addition, the indemnification agreement adopts certain presumptions and procedures which may make the process of indemnification and advancement of expenses, more timely, efficient and certain. In accordance with Section 17(h) of the 1940 Act, the indemnification agreement does not protect a Non-interested Trustee against any liability to the Registrant or its shareholders to which such

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Non-interested Trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

The Registrant has purchased insurance policies insuring its officers and trustees against certain liabilities which such officers and trustees may incur while acting in such capacities and providing reimbursement to the Registrant for sums which it may be permitted or required to pay to its officers and trustees by way of indemnification against such liabilities, subject to certain deductibles.

Item 31.	Business and Other Connections of Investment Advisor

During the last two fiscal years, no director or officer of DWS Investment Management Americas, Inc., the investment advisor, has engaged in any other business, profession, vocation or employment of a substantial nature other than that of the business of investment management and, through affiliates, investment banking.

Item 32.	Principal Underwriters

(a)

DWS Distributors, Inc. acts as principal underwriter of the Registrant’s shares and acts as principal underwriter for registered open-end management investment companies and other funds managed by DWS Investment Management Americas, Inc.

(b)

Information on the officers and directors of DWS Distributors, Inc., principal underwriter for the Registrant, is set forth below. The principal business address is 222 South Riverside Plaza, Chicago, Illinois 60606-5808.

(1)	(2)	(3)
DWS Distributors, Inc. Name and Principal Business Address	Positions and Offices with DWS Distributors, Inc.	Positions and Offices with Registrant

JJ Wilczewski 222 South Riverside Plaza Chicago, IL 60606-5808	Director, President, CEO and Chairman of the Board	None

Bobby Brooks One International Place Boston, MA 02110-2618	Director and Vice President	None

Kristin Kulik-Peters 222 South Riverside Plaza Chicago, IL 60606-5808	Director and Vice President	None

Michael Hughes 222 South Riverside Plaza Chicago, IL 60606-5808	Director and Vice President	None

Nicole Grogan 875 Third Avenue New York, NY 10022-6225	Director and Vice President	None

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(1)	(2)	(3)
DWS Distributors, Inc. Name and Principal Business Address	Positions and Offices with DWS Distributors, Inc.	Positions and Offices with Registrant

Cynthia P. Nestle 875 Third Avenue New York, NY 10022-6225	Chief Operating Officer	None

Nancy Tanzil 875 Third Avenue New York, NY 10022-6225	Chief Financial Officer and Treasurer	None

Frank Gecsedi 875 Third Avenue New York, NY 10022-6225	Chief Compliance Officer	None

Anjie LaRocca 875 Third Avenue New York, NY 10022-6225	Secretary	None
Hepsen Uzcan 875 Third Avenue New York, NY 10022-6225	Assistant Secretary	President and Chief Executive Officer

(c)       Not applicable.

Item 33.	Location of Accounts and Records

The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:

Advisor and Administrator (Accounting Agent, as applicable)	DWS Investment Management Americas, Inc. 875 Third Avenue New York, NY 10022-6225

DWS Investment Management Americas, Inc. One International Place Boston, MA 02110-2618

DWS Investment Management Americas, Inc. 5022 Gate Parkway Jacksonville, FL 32256-7019

Subadvisor (see the Statement of Additional Information – Part I, “Subadvisor” for applicable fund(s))

DWS Alternatives Global Limited

30 Fenchurch Avenue, The Willis Building, London, United Kingdom EC3M 5AD (telephone 44 207 545 7299) (only as sub-subadvisor for RREEF Global Real Estate, effective 5/16/19)

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DWS Investments Australia Limited Level 16, Deutsche Bank Place, Corner of Hunter & Phillip Streets, Sydney NSW, Australia 2000

RREEF America L.L.C. 222 South Riverside Plaza, Chicago, IL 60606-5808

Custodian (see the Statement of Additional Information – Part I, “Definitions” for applicable fund(s)), Sub-Administrator (Sub-Accounting Agent, as applicable)	State Street Bank and Trust Company State Street Financial Center One Lincoln Street Boston, MA 02111-2900

Custodian (see the Statement of Additional Information – Part I, “Definitions” for applicable fund(s))	Brown Brothers Harriman & Co. 50 Post Office Square Boston, MA 02110-1543

Sub-Transfer Agent	DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1628

Distributor	DWS Distributors, Inc. 222 South Riverside Plaza Chicago, IL 60606-5808

Storage Vendor	Iron Mountain Incorporated 12646 NW 115th Avenue Medley, FL 33178-3179

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

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SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the registrant, in the City of New York and the State of New York on the 17th day of January 2020.

DEUTSCHE DWS SECURITIES TRUST

By: /s/Hepsen Uzcan

       Hepsen Uzcan*

       President

As required by the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities indicated on January 17, 2020:

SIGNATURE	TITLE	DATE

/s/Hepsen Uzcan
Hepsen Uzcan*	President	January 17, 2020

/s/Diane Kenneally
Diane Kenneally	Chief Financial Officer and Treasurer	January 17, 2020

/s/John W. Ballantine
John W. Ballantine*	Trustee	January 17, 2020

/s/Dawn-Marie Driscoll
Dawn-Marie Driscoll*	Trustee	January 17, 2020

/s/Keith R. Fox
Keith R. Fox*	Chairperson and Trustee	January 17, 2020

/s/Richard J. Herring
Richard J. Herring*	Trustee	January 17, 2020

/s/William McClayton
William McClayton*	Trustee	January 17, 2020

/s/Rebecca W. Rimel
Rebecca W. Rimel*	Trustee	January 17, 2020

/s/William N. Searcy, Jr.
William N. Searcy, Jr.*	Trustee	January 17, 2020

*By:

/s/ Caroline Pearson

Caroline Pearson**

Chief Legal Officer

**	Attorney-in-fact pursuant to the powers of attorney previously filed.

DEUTSCHE DWS SECURITIES TRUST

EXHIBIT INDEX

(j)(2)

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